Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in the Consent Soliciation Statement/Information Statement/Prospectus constituting a part of this Registration Statement of our report dated March 29, 2018, relating to the consolidated financial statements of Blue Ridge Mountain Resources, Inc. and Subsidiaries as of December 31, 2017 and 2016 (Successor) and for the year ended December 31, 2017 and for the period from May 7, 2016 to December 31, 2016 (Successor) and for the period from January 1, 2016 to May 6, 2016 (Predecessor), contained in the Consent Solicitation/Information Statement/Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

October 12, 2018